Exhibit (k) (18)

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of November [    ], 2013, by and among (i) CM Finance LLC, a Maryland limited liability company (“Private Fund”), (ii) CM Finance Inc, a Maryland corporation (the “Company”), (iii) Stifel Venture Corp. (“Stifel”), (iv) Cyrus Opportunities Master Fund II, Ltd., (v) Crescent 1, L.P., (vi) CRS Master Fund, L.P., and (vii) Cyrus Select Opportunities Master Fund, Ltd. (the forgoing (iv) through (vii), the “Cyrus Funds”) (each of Stifel and the Cyrus Funds an “Investor” and collectively, the “Investors”) and is effective upon consummation of the IPO (as defined below).

WHEREAS, the Cyrus Funds have purchased and/or committed capital to purchase an interest in the Private Fund as indicated in that certain Limited Liability Company Agreement of Private Fund;

WHEREAS, in connection with its initial public offering (the “IPO”), the Private Fund will merge with and into the Company, and the Cyrus Funds’ interests in the Private Fund will be exchanged for shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “CM Finance Merger”) as described in the Company’s registration statement on Form N-2, initially filed with the Commission on November 15, 2013 (SEC File No. 333-192370) (the “IPO Registration Statement”), as may be amended or supplemented from time to time; and

WHEREAS, Stifel has committed to purchase shares of Common Stock pursuant that certain Subscription Agreement executed by Stifel as of the date hereof (the “Subscription Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)	Agreement has the meaning set forth in the Introductory Paragraph of this Agreement.

(b)

Affiliate means, as to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (ii) any executive officer, director, trustee, general partner, managing member or similar position of the specified Person or (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee, general partner, managing member or similar position. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.

(c)	Business Day means, with respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

(d)	CM Finance Merger has the meaning set forth in the Recitals of this Agreement.

(e)	Company has the meaning set forth in the Introductory Paragraph of this Agreement.

(f)	Commission means the U.S. Securities and Exchange Commission.

(g)	Common Stock has the meaning set forth in the Recitals of this Agreement.

(h)	Controlling Person has the meaning set forth in Section 8(a) of this Agreement.

(i)	Cyrus Funds has the meeting set forth in the Introductory Paragraph of this Agreement.

(j)	Cyrus Funds Shares means the Common Stock issued by the Company to the Cyrus Funds in exchange for their interests in the Private Fund in connection with the CM Finance Merger.

(k)	Demanding Holder has the meaning in Section 2(a).

(l)	Demand Notice has the meaning in Section 2(a).

(m)	Demand Registration has the meaning in Section 2(a).

(n)	End of Suspension Notice has the meaning set forth in Section 7(c) of this Agreement.

(o)	Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

(p)	FINRA means the Financial Industry Regulatory Authority.

(q)	Holder means each Investor that is a record owner of any Registrable Securities from time to time.

(r)	IPO has the meaning set forth in the Recitals of this Agreement.

(s)	IPO Registration Statement has the meaning set forth in the Recitals of this Agreement.

(t)	Indemnified Party has the meaning set forth in Section 8(c) of this Agreement.

(u)	Indemnifying Party has the meaning set forth in Section 8(c) of this Agreement.

(v)	Liabilities has the meaning set forth in Section 8(a) of this Agreement.

(w)	Person means an individual, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

(x)	Private Fund has the meaning set forth in the Introductory Paragraph of this Agreement.

(y)	Prospectus means the prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

(z)	Purchaser Indemnitee has the meaning set forth in Section 8(a) of this Agreement.

(aa)	Registrable Securities means (i) the Shares and (ii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event relating to the Shares; provided, however, that Registrable Securities shall not include any securities of the Company that have previously been registered and remain subject to a currently effective Registration Statement or which have been sold to the public either pursuant to a Registration Statement or Rule 144, or which may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144.

(bb)	Registration Expenses means any and all expenses incident to the performance of or compliance with Sections 2, 3 and 6 of this Agreement, including, without limitation: (i) all Commission, securities exchange, FINRA filings, listing, inclusion and filing fees; (ii) any fees and expenses incurred in connection with compliance with federal or state securities or blue sky laws; (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement; (iv) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and reasonable fees and disbursements of one counsel for the selling Holders to review any Registration Statement; and (v) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement). For the avoidance of doubt, Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder and the fees and disbursements of any counsel to the Holders other than as provided for in subparagraph (iv) above.

(cc)	Registration Statement means the Registration Statement or any other registration statement that covers the resale of any Registrable Securities, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

(dd)	Regulation D means Regulation D promulgated by the Commission pursuant to the Securities Act, as such regulation may be amended from time to time, or any similar regulation or rule hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such regulation.

(ee)	Rule 144 means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

(ff)	Rule 158 means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

(gg)	Rule 415 means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

(hh)	Rule 497 means Rule 497 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

(ii)	Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

(jj)	Shares mean the Stifel Shares and the Cyrus Funds Shares.

(kk)	Stifel Shares means the shares of Common Stock issued to Stifel upon its contribution pursuant to the Subscription Agreement.

(ll)	Stifel has the meaning set forth in the Introductory Paragraph of this Agreement.

(mm)	Subscription Agreement has the meaning set forth in the Recitals to this Agreement

(nn)	Suspension Event has the meaning set forth in Section 7(b) of this Agreement.

(oo)	Suspension Notice has the meaning set forth in Section 7(c) of this Agreement.

(pp)	Underwritten Offering means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

2. Demand Registration.

(a) Right to Demand Registration. Commencing on the expiration of the lock-up period applicable to the Investors in connection with the IPO, each Holder shall have the right at any time to make a written request of the Company for registration with the Commission, under and in accordance with the provisions of the Securities Act, of all or part of its Registrable

Securities (each a “Demand Registration” and the Holder, the “Demanding Holder”); provided, however, that (x) the Company need not effect a Demand Registration of less than $10 million of gross proceeds, and (y) the Company may defer such Demand Registration for a single period not to exceed 90 days during any one year period if the Company shall, within 10 Business Days of such receipt of such request, furnish to the Demanding Holder a certificate signed by the Chief Executive Officer, President or any other senior officer of the Company stating that the Company has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside counsel, materially and adversely affect such transaction and that the filing of a registration statement would require disclosure of such material transaction. If the Company shall so defer the filing of a Registration Statement, the Demanding Holder shall have the right to withdraw the request for registration by giving written notice to the Company within 20 days of the anticipated termination date of the postponement period, as provided in such certificate delivered to the Demanding Holder, and in the event of such withdrawal, such request shall not be counted for purposes of the number of Demand Registrations to which such Holder is entitled pursuant to the terms herein. Within ten (10) days after receipt of the request for a Demand Registration, the Company will send written notice (the “Demand Notice”) of such registration request and its intention to comply therewith to all Holders and, subject to Section 2(c), the Company will include in such registration all the Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 Business Days after the date such Demand Notice is given. All requests made pursuant to this Section 2(a) will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof. Upon receipt of a Demand Notice, the Company shall use its commercially reasonable efforts to file a registration statement registering for resale such number of Registrable Securities as requested to be so registered pursuant to this Section 2(a) within 60 days after the Demanding Holder’s request therefor and (ii) if necessary, to cause such registration statement to be declared effective by the Commission as soon as practical thereafter.

(b) Number of Demand Registrations.

(i) The Cyrus Funds shall be limited to four (4) Demand Registrations pursuant to this Section 2; provided, however, to the extent the Cyrus Funds include any of its Registrable Securities in a Demand Registration by Stifel or in a registration pursuant to Section 3, such Demand Registration or registration, as the case may be, shall reduce the number of Demand Registrations to which the Cyrus Funds’ are entitled.

(ii) Stifel shall be limited to four (4) Demand Registrations pursuant to this Section 2; provided, however, to the extent Stifel includes any of its Registrable Securities in a Demand Registration by the Cyrus Funds or in a registration pursuant to Section 3, such Demand Registration or registration, as the case may be, shall reduce the number of Demand Registrations to which the Stifel is entitled.

(iv) The Company shall not be required to cause a registration pursuant to Section 2(a) to be declared effective within a period of 90 days after the date any other Company registration statement was declared effective pursuant to a Demand Registration request or a filing of a Registration Statement for the Company’s own behalf. The Company shall not be required to cause a Demand Registration pursuant to Section 2(a) if the Company is not eligible to file a shelf registration statement on Form N-2 pursuant to Rule 415 (or such other form under the Securities Act then available to the Company providing for resale pursuant to Rule 415 from time to time).

(c) Priority on Demand Registrations. If, in any Demand Registration, the managing underwriter or underwriters thereof (or, in the case of a Demand Registration not being underwritten, the Demanding Holder, after consultation with an investment banker of nationally recognized standing) advises the Company in writing that in its or their reasonable opinion the number of securities proposed to be sold in such Demand Registration exceeds the number that can be sold in such offering without having a material adverse effect on the success of the offering (including, without limitation, an impact on the selling price), then the Company will include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or the Demanding Holder, as the case may be), can be sold without having a material adverse effect on the success of the offering, as follows: first, the securities that the Holders (pro rata among all such Holders on the basis of the relative percentage of Registrable Securities owned by all Holders who have requested that securities owned by them be so included), propose to sell, and second, the securities of any additional holders of the Company’s securities eligible to participate in such offering, pro rata among all such persons on the basis of the relative percentage of such securities held by each of them. In the event that the managing underwriter (or, in the case of a Demand Registration not being underwritten, the Demanding Holder, after consultation with an investment banker of nationally recognized standing) determines that additional Registrable Securities may be sold in any Demand Registration without having a material adverse effect on the success of the offering, the Company may include comparable securities to be issued and sold by the Company or comparable securities held by persons other than the parties. In connection with any Demand Registration to which the provisions of this subsection (c) apply, such registration shall not reduce the number of available Demand Registrations under this Section 2 to the Cyrus Funds or Stifel in the event that the Registration Statement excludes more than 20% of the aggregate number of Registrable Securities requested to be included by the Cyrus Funds or Stifel, as applicable.

(d) Selection of Underwriters. If a Demand Registration is to be an underwritten offering, the Company will select a managing underwriter or underwriters of recognized national standing to administer the offering, subject to reasonable approval of the Demanding Holder.

3. Piggyback Registrations. If the Company at any time proposes to register under the Securities Act any of its securities, whether or not for sale for its own account and other than pursuant to a Demand Registration, on a form and in a manner which would permit registration of the Registrable Securities held by a Holder for sale to the public under the Securities Act, the Company shall give written notice of the proposed registration to each Holder not later than ten (10) days prior to the filing thereof. Each Holder shall have the right to request that all or any part of its Registrable Securities be included in such registration. Each Holder can make such a request by giving written notice to the Company within five (5) days after the receipt of such notice by the Holder; provided, however, that if the registration is an underwritten registration and the managing underwriters of such offering determine that the aggregate amount of securities of the Company which the Company and all Holders propose to include in such registration statement exceeds the maximum amount of securities that may be sold without having a material adverse effect on the success of the offering, including without limitation the selling price and other terms of such offering, the Company will include in such registration, first, the securities that the Company proposes to sell, second, the Registrable Securities of such Holders, pro rata among all such Holders on the basis of the relative percentage of Registrable Securities owned by all Holders who have requested that securities owned by them be so included (it being further agreed and understood, however, that such underwriters shall have the right to eliminate entirely the participation of the Holders), and third, the comparable securities of any additional holders of the Company’s securities, pro rata among all such holders on the basis of the relative percentage of such securities held by each of them. Registrable Securities proposed to be registered and sold pursuant to an underwritten offering for the account of any Holder shall be sold to the prospective underwriters selected or approved by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company and the prospective underwriters. Any Holder who holds Registrable Securities being registered in any offering shall have the right to receive a copy of the form of underwriting agreement and shall have an opportunity to hold discussions with the lead underwriter of the terms of such underwriting agreement. The Company may withdraw any registration statement at any time before it becomes effective, or postpone or terminate the offering of securities, without obligation or liability to any Holder.

4. Expenses.

(a) The Company shall only pay Registration Expenses in connection with the registration of the Registrable Securities for up to two (2) registrations by the Cyrus Funds of the Registrable Securities pursuant to Section 2 and Section 3.

(b) The Company shall only pay Registration Expenses in connection with the registration of the Registrable Securities for up to two (2) registrations by Stifel of the Registrable Securities pursuant to Section 2 and Section 3.

(c) Each Holder participating in a registration pursuant to Section 2 or Section 3 shall bear such Holder’s proportionate share (based on the total number of Registrable Securities sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Securities pursuant to this Agreement and any other expense of the Holders not specifically allocated to the Company pursuant to this Agreement relating to the sale or disposition of such Holder’s Registrable Securities pursuant to any Registration Statement.

5. Rules 144 and 144A Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as any Holder owns any Registrable Securities:

(a) at all times after the effective date of the IPO Registration Statement under the Securities Act, make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) confirm to any Holder promptly upon request (i) that the Company has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the IPO Registration Statement), the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), and (ii) provide such other information as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities without registration (provided that the Company shall not be required to provide any information that is publicly accessible to the Holder).

6. Registration Procedures. In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, and subject to Section 7 of this Agreement, the Company shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the resale of such Registrable Securities by the Holder or Holders in accordance with the Holders’ intended method or methods of resale and distribution and such commercially reasonable efforts shall include responding to any comments issued by the staff of the Commission with respect to any Registration Statement and filing any related amendment to such Registration Statement as soon as reasonably practicable after receipt of such comments. In addition, the Company shall:

(a) prepare and file with the Commission, as specified in Section 2(a) of this Agreement, a Registration Statement, which Registration Statement shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing;

(b) (i) prepare and file with the Commission such amendments and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of 270 days and to comply with the provisions of the Securities Act with respect to the disposition of all securities registered pursuant to such Registration Statement during the period in which such registration statement remains effective in accordance with the intended method or methods of distribution by the selling Holders thereof;

(c) furnish to the Holders as many copies of the Registration Statement and each Prospectus included in such Registration Statement (including any documents incorporated by reference therein, unless such documents are otherwise available through the Commission’s EDGAR system), and any amendment or supplement thereto, in conformity with the requirements of the Securities Act;

(d) use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, such Registrable Securities covered by the Registration Statement by the time the Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic jurisdictions as any Holder with securities covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the Effectiveness Period and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in connection therewith, (ii) subject itself to taxation in any such jurisdiction, (iii) submit to the general service of process in any such jurisdiction or (iv) register as a foreign corporation in any such jurisdiction;

(e) notify each Holder with securities covered by a Registration Statement promptly (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information and (iv) of the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (which, in the case of the Prospectus, shall be determined in light of the circumstances in which such Prospectus is to be used) not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made);

(f) use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as practicable;

(g) upon the occurrence of any event contemplated by Section 6(e)(iv) of this Agreement, use its commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (which, in the case of the Prospectus, shall be determined in light of the circumstances in which such Prospectus is to be used) not misleading, and, upon request, promptly furnish to each requesting Holder a reasonable number of copies each such supplement or post-effective amendment;

(h) enter into customary agreements and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Securities included in a Registration Statement;

(i) in connection with an Underwritten Offering that includes Registrable Securities, use its commercially reasonable efforts to make available for inspection by representatives of the Holders of the Registrable Securities included in such Underwritten Offering and the representative of any underwriters participating in any disposition pursuant to a Registration Statement and any special counsel or accountants retained by such Holders or underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement;

(j) use its commercially reasonable efforts to qualify for, and list or include all Registrable Securities on, a national securities exchange or the Nasdaq Global Market (including, without limitation, seeking to cure in the listing or inclusion application of the Company any deficiencies cited by the exchange or market) on which the Common Stock is then listed or authorized for quotation if such Registrable Securities are not already so listed or authorized for quotation;

(k) (i) comply with all applicable rules and regulations of the Commission, (ii) make generally available to its security holders, as soon as reasonably practicable, earnings statements covering at least twelve (12) months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(l) in connection with any sale or transfer of the Registrable Securities (whether or not pursuant to a Registration Statement) that will result in the security being delivered no longer being Registrable Securities, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and to enable such Registrable Securities to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request.

The Company may require the Holders to furnish to the Company such information regarding the proposed distribution by such Holder as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Securities and no Holder shall be entitled to be named as a selling security holder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to the Company. Each Holder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Holder not misleading.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(e)(iii) or 6(e)(iv) of this Agreement, such Holder will immediately discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder will deliver to the Company all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

7. Suspension of Offering.

(a) Subject to the provisions of this Section 7, the Company shall have the right, but not the obligation, from time to time to suspend the use of any Registration Statement, following the effectiveness of such Registration Statement (and the filings with any federal or state securities commissions). The Company, by written notice to the Holders, may direct the Holders to suspend sales of the Registrable Securities pursuant to a Registration Statement for such times as the Company reasonably may determine is necessary and advisable if any of the following events occur:

(i) a primary Underwritten Offering by the Company where the Company is advised by the representative of the underwriters for such Underwritten Offering that the sale of Registrable Securities pursuant to the Registration Statement would have a material adverse effect on such primary Underwritten Offering;

(ii) a majority of the independent members of the Board of Directors of the Company shall have determined in good faith that (A) the offer or sale of any Registrable Securities pursuant to the Registration Statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization or other significant transaction involving the Company; (B) after the advice of counsel, the sale of the Registrable Securities pursuant to the Registration Statement would require the disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) either (1) the Company has a bona fide business purpose for preserving confidentiality of the proposed transaction or information, (2) disclosure would have a material adverse effect on the Company or its ability to consummate the proposed transaction or (3) the proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it unduly burdensome to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or

(iii) a majority of the independent members of the Board of Directors of the Company shall have determined in good faith, after the advice of counsel, that the Company is required by law, rule or regulation, or that it is in the best interests of the Company, to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of: (A) reflecting in the Prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the Prospectus; (B) including in the Prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information; or (C) to update the Prospectus included in the Registration Statement in accordance with Section 10(a)(3) of the Securities Act.

(b) In the event that the Company suspends sales of the Registrable Securities pursuant to clause (a) above (a “Suspension Event”), no such suspension shall last for more than an aggregate of ninety (90) days in any rolling twelve (12) month period commencing on the date of the expiration of the lock-up period in connection with the IPO or for more than an aggregate of sixty (60) days in any rolling ninety (90) day period, except as a result of a refusal by the Commission to declare any post-effective amendment to the Registration Statement effective provided that the Company shall have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective, in which case the suspension shall be terminated immediately following the effective date of the post-effective amendment to the Registration Statement. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement, as applicable, so as to permit the Holders to resume sales of the Registrable Securities as soon as possible.

(c) Upon the occurrence of a Suspension Event, the Company shall give written notice (a “Suspension Notice”) to the Holders to suspend sales of the Registrable Securities pursuant to the Registration Statement and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is using its commercially reasonable efforts and taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible. No Holder shall effect any sales of the Registrable Securities pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). Each Holder agrees to keep confidential the fact that the Company has issued a Suspension Notice and the contents thereof. If so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering the Registrable Securities at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders in the manner described above promptly following the conclusion of any Suspension Event.

8. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless (i) each Holder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any of the foregoing (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, employees, representatives and agents of each Holder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as a “Purchaser Indemnitee”) from and against any and all losses, claims, damages, judgments, actions, reasonable out-of-pocket expenses, and other liabilities (the “Liabilities”), including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document prepared by the Company used to sell the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information relating to any Purchaser Indemnitee furnished to the Company or any underwriter in writing by such Purchaser Indemnitee expressly for use therein, or (ii) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of the Holder participating in the distribution relating to the relevant Registration Statement any amendments or supplements thereto) was not sent or given by or on behalf of such Holder to the Person asserting any such Liabilities who purchased Registrable Securities, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Registrable Securities to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented). The Company shall notify the Holders promptly of the institution, threat or assertion of any claim, proceeding (including, without limitation, any investigation) or litigation in connection with the matters addressed by this Agreement which involves the Company or a Purchaser Indemnitee of which it shall become aware. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(b) In connection with any Registration Statement in which a Holder is participating, such Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with written information relating to such Purchaser

Indemnitee furnished to the Company in writing by such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus. The liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Securities giving rise to such obligations. If the Holder elects to include Registrable Securities in an Underwritten Offering, the Holder shall be required to agree to such customary indemnification provisions as may reasonably be required by the underwriter in connection with such Underwritten Offering.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 8, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall assume the defense of such proceeding and pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such action or (iv) the named parties to any such action (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such affiliate of the Indemnifying Party, then the Indemnifying Party shall not have the right to assume nor direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel), for all such indemnified parties, which firm shall be designated in writing by those indemnified parties who sold a majority of the Registrable Securities sold by all such indemnified parties and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in paragraphs (a) and (b) of this Section 8 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Parties on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Purchaser Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if such indemnified parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d) above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to Section 8(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Purchaser Indemnitee from sales of Registrable Securities exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 8, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) a Holder shall have the same rights to contribution as such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 8 or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution agreements contained in this Section 8 will be in addition to any liability which the indemnifying parties may otherwise have to the indemnified parties referred to above. The Purchaser Indemnitee’s obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Registrable Securities sold by each of the Purchaser Indemnitees hereunder and not joint.

9. Market Stand-off Agreement. Each Holder hereby agrees that it shall enter into a lock-up agreement, to the extent requested by the Company or an underwriter of securities of the Company, in which such Holder shall agree to not directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option or otherwise transfer or dispose of any securities of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for a period of not more than [365] days following the effective date of the IPO Registration Statement. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 9 and to impose stop transfer instructions with respect to the Registrable Securities and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

10. Miscellaneous.

(a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 8, the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions of this Agreement may not be given, without the written consent of the Company, the Investors and Holders beneficially owning not less than fifty percent (50%) of the then outstanding Registrable Securities; provided, however, that for purposes of this Agreement, Registrable Securities that are owned, directly or indirectly, by an Affiliate of the Company shall not be deemed to be outstanding. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions of this Agreement with respect to a matter that relates exclusively to the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

(c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing by delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram:

(i) if to the Company, at the offices of the Company at 399 Park Avenue, 39th Floor, New York, New York, 10022, Attention: Michael C. Mauer (facsimile 212-257-5198); and

(ii) if to a Holder, at the most current address given by the Holder to the Company; and

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each Holder, including, without limitation, any Person who purchases Registrable Securities from the foregoing.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i) Entire Agreement. This Agreement, together with the Subscription Agreements, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

(j) Registrable Securities Held by the Company or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its Affiliates shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(k) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the CM Finance Merger. The indemnification and contribution obligations under Section 8 of this Agreement shall survive the termination of the obligations of the Company under this Agreement.

(l) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement. All references made in this Agreement to “Section” refer to such Section of this Agreement, unless expressly stated otherwise.

(m) No Third Party Beneficiaries. Except as set forth in Section 10(d), it is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, other than a person entitled to indemnity under Section 8 of this Agreement, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns and, to the extent applicable, any person entitled to indemnity under Section 8 of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CM FINANCE LLC

By:
	Name:	Michael C. Mauer
	Title:	Chief Executive Officer

CM FINANCE INC

By:
	Name:	Michael C. Mauer
	Title:	Chief Executive Officer

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
CRESCENT 1, L.P.
CRS MASTER FUND, L.P.
CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.

By:	Cyrus Capital Partners, L.P., as investment manager

By:
Name:
Title:

STIFEL VENTURE CORP.

By:
Name:
Title: